FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2015 Results

(January 14, 2016) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2015 of $1,995,000, a $193,000, or 10.7% increase, over the $1,802,000 earned during the fourth quarter of 2014. Net income for the year ended December 31, 2015, was $6,910,000, an $182,000, or 2.6% decrease, from the same period in 2014. Basic and diluted earnings per share for the fourth quarter of 2015 were $0.70 compared to $0.63 for the same period in 2014. Year-to-date earnings per share were $2.42 in 2015 compared to $2.48 in 2014.

For the year ended December 31, 2015, the Corporation’s core earnings or net interest income (NII) increased $637,000, or 2.8%. The increase in NII was caused by a $606,000, or 19.6% reduction in deposit costs, and a decrease in borrowing costs of $326,000, or 20.6%. In the fourth quarter of 2015, NII experienced a slight decrease of $17,000, or 0.3%, from the same period in 2014. Fourth quarter NII was negatively impacted by a call on a collateralized mortgage obligation (CMO), which resulted in accelerated amortization expense of $385,000. Absent this event, fourth quarter NII would have reflected a $368,000, or 6.5% increase. The Corporation is benefiting from a higher level of variable rate loans and the December 16, 2015 Federal Reserve action to raise the overnight Federal Funds rate, which effectively increased the Prime rate to 3.50%. Excluding the CMO call, the Corporation’s interest income increased $132,000, or 2.0%, for the fourth quarter of 2015 and interest expense decreased $236,000, or 21.7%, compared to the fourth quarter of 2014.

The Corporation recorded $150,000 of expense related to the provision for loan losses for the year ended December 31, 2015, compared to a credit provision of $50,000 for the year ended December 31, 2014, representing a $200,000 swing in income between the two periods. The increase in provision expense compared to the prior year was primarily due to one commercial loan charge-off recorded in the first quarter of 2015 and loan growth throughout the year. For the fourth quarter of 2015, no additional provision was necessary compared to a $250,000 provision in the prior year’s fourth quarter. The Corporation’s non-performing loans have continued to decline, standing at 0.15% of total loans as of December 31, 2015, compared to 0.29% as of December 31, 2014. The allowance as a percentage of total loans was 1.36% as of December 31, 2015, compared to 1.52% as of December 31, 2014, due primarily to loan portfolio growth in 2015.

The gain from sale of securities remains high but is down from prior years’ levels. The gains from the sale of securities decreased by $90,000, or 7.3%, and $269,000, or 8.7%, for the three months and year ended December 31, 2015, compared to the same periods in 2014. The Corporation was able to generate $1,150,000 and $2,840,000 of net gains on the sale of securities for the three months and year ended December 31, 2015, compared to $1,240,000 and $3,109,000 for the same periods in 2014.

The gain on the sale of mortgages increased by $27,000, or 16.5%, and by $392,000, or 94.7%, for the three months and year ended December 31, 2015, compared to the same periods in 2014. The Corporation expanded its mortgage division in 2014 and has placed new emphasis on obtaining more of the mortgage market share and increasing mortgage gains resulting in higher income in 2015 compared to the prior year.

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ENB FINANCIAL CORP

Total operating expenses increased $241,000, or 4.0%, and $1,314,000, or 5.6%, for the three months and year ended December 31, 2015, compared to the same periods in 2014. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $226,000, or 6.4%, and $853,000, or 6.1%, for the three months and year ended December 31, 2015, compared to the same periods in 2014. The salary and benefit costs are elevated primarily due to additional personnel as well as increased benefit costs driven by higher health insurance premiums.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2015 were 0.90% and 8.36%, respectively, compared to 0.83% and 7.78% for the fourth quarter of 2014. For the year ended December 31, 2015, the Corporation’s annualized ROA was 0.79%, compared to 0.84% in 2014, while the ROE was 7.38%, compared to 7.98% for the same period in 2014.

As of December 31, 2015, the Corporation had total assets of $905.6 million, up 5.6%; total stockholders’ equity of $95.1 million, up 2.5%; total deposits of $740.1 million, up 5.8%; and total loans of $520.3 million, up 10.4%, from the balances as of December 31, 2014.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from ten locations in northern Lancaster County and southeastern Lebanon County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,
	2015	2014	%
Balance Sheet (EOP)	$	$	Change

Securities	289,423	295,822	-2.2%
Total loans	520,283	471,168	10.4%
Allowance for loan losses	7,078	7,141	-0.9%
Total assets	905,601	857,208	5.6%
Deposits	740,062	699,651	5.8%
Total borrowings	68,330	62,300	9.7%
Stockholders' equity	95,102	92,767	2.5%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income Statement	$	$	$	$

Net interest income	5,640	5,657	23,098	22,461
Provision (credit) for loan losses	—	250	150	(50)
Noninterest income	3,118	2,925	10,055	9,548
Noninterest expense	6,308	6,067	24,735	23,421
Income before taxes	2,450	2,265	8,268	8,638
Provision for income taxes	455	463	1,358	1,546
Net income	1,995	1,802	6,910	7,092

Per Share Data
Earnings per share	0.70	0.63	2.42	2.48
Dividends per share	0.27	0.27	1.08	1.07

Earnings Ratios
Return on average assets (ROA)	0.90%	0.83%	0.79%	0.84%
Return on average stockholders' equity (ROE)	8.36%	7.78%	7.38%	7.98%
Net interest margin	2.97%	3.04%	3.07%	3.10%
Efficiency ratio	78.04%	77.92%	76.86%	76.11%

(End)

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ENB FINANCIAL CORP